Exhibit 107
Calculation of Filing Fee Tables

Form F-1
(Form Type)

Murano Global Investments PLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(1)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, no par value	457(c)	129,765,157	$10.11	$1,311,925,737.27	0.00015310	$200,855.83

Total Offering Amounts					$1,311,925,737.27		$200,855.83
Total Fee Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$200,855.83

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of ordinary shares, no par value (“ordinary shares”), of Murano Global Investments PLC (the “Registrant”) that become issuable upon share splits, share dividends or other distribution, recapitalization or similar events with respect to the Ordinary Shares being registered pursuant to this Registration Statement.

(2)
Consists of (i) 51,599,587 ordinary shares that are available to be issued and sold by the Company from time to time at the Company’s election pursuant to a Standby Equity Purchase Agreement, dated as of June 11, 2025, between the Registrant and YA II PN, LTD., a Cayman Islands exempt limited company, subject to satisfaction of the conditions set forth therein, (ii) 253,070 ordinary shares that have already been issued to Yorkville and (iii) 77,912,500 ordinary shares registered for resale by the remaining selling securityholders named in this Registration Statement.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) under the Securities Act based on the average of the high and low prices of the Registrant’s ordinary shares on the Nasdaq Stock Market LLC on June 18, 2025.